Exhibit 99(a)

Contacts: Stacey Sullivan, Media Relations	Marie Perry, Investor Relations
(800) 775-7290	(972) 770-1276

BRINKER INTERNATIONAL REPORTS YEAR OVER YEAR INCREASE IN

FIRST QUARTER FISCAL 2011 EPS

DALLAS (Oct. 27, 2010) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal first quarter ended Sept. 29, 2010.

Highlights for the first quarter of fiscal 2011 include the following:

•	Earnings per diluted share, before special items, increased to $0.21 compared to $0.12 for the first quarter of fiscal 2010 (see non-GAAP reconciliation below)

•	On a GAAP basis, earnings per diluted share increased to $0.21 from $0.15 in the first quarter of the prior year

•	Restaurant operating margin[1] improved 190 basis points to 15.0 percent

•	Total revenues decreased 6.0 percent to $654.9 million

•	Same restaurant sales at company-owned restaurants decreased 4.2 percent consisting of a 5.0 percent decrease at Chili’s and a 1.4 percent increase at Maggiano’s

•	Cash flows used in operating activities were $6.6 million and capital expenditures totaled $15.6 million

•

The Company repurchased approximately 5.3 million shares of its common stock for $92.7 million in the first quarter and repurchased an additional 4.3 million shares of its common stock for $83.1 million subsequent to the end of the quarter.

•	The Company paid a dividend of 14 cents per share in the first quarter, an increase of 27.3 percent over the prior year quarter

[1]	Restaurant operating margin is defined as revenues less Cost of sales, Restaurant labor and Restaurant expenses.

“Our team is aggressively pursuing several key strategies to continue to build sales and improve margins,” said Doug Brooks, President and Chief Executive Officer. “And the rollout of Team Service is already resulting in a better guest experience and better margins.”

Q1 Comparable Restaurant Sales; percentage

	Jul	Aug	Sep	Q1 11	Q1 10[1]
Brinker International	(3.7)	(7.5)	(1.3)	(4.2)	(6.1)
Chili’s Company-Owned
Comparable Restaurant Sales	(4.3)	(8.4)	(1.9)	(5.0)	(6.0)
Pricing Impact	1.2	1.1	1.6	1.1	1.9
Mix-Shift	3.2	3.1	(1.4)	2.0	(2.4)
Traffic	(8.7)	(12.6)	(2.1)	(8.1)	(5.5)
Maggiano’s
Comparable Restaurant Sales	1.8	(0.5)	3.0	1.4	(6.6)
Pricing Impact	0.0	0.0	(0.1)	0.0	0.9
Mix-Shift	(1.2)	(1.8)	(2.3)	(1.8)	(2.0)
Traffic	3.0	1.3	5.4	3.2	(5.5)

Franchise[2]
Domestic Comparable Restaurant Sales				(5.8)
International Comparable Restaurant Sales				0.4

[1]	Brinker International comparable restaurant sales for prior year exclude the impact of discontinued operations.
[2]

Although franchise comparable sales are not sales attributable to the Company, including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development. The Company generates royalty revenue, advertising fees and rental payments based on franchisee sales, where applicable.

The Company’s fiscal 2010 consisted of 53 weeks compared to 52 weeks for fiscal 2011. The comparable restaurant sales percentages above have not been adjusted to reflect the one week calendar shift. Considering this shift, Brinker comparable restaurant sales were (5.8), (5.2) and (0.8) percent for July, August and September, respectively, resulting in (4.2) percent for the quarter. Management believes the adjusted presentation is a useful gauge of the company’s performance.

Quarterly Operating Performance

CHILI’S first quarter revenues of $557.8 million represent a 7.7 percent decrease from the prior year period driven by a 5.0 percent decline in comparable restaurant sales. Revenues were also impacted by a net decline in capacity of 3.5 percent due to the sale of 21 restaurants to a franchisee and nine restaurant closures since the first quarter of fiscal 2010. Restaurant operating margin increased compared to the prior year due to favorable cost of sales driven by the positive impact of changes to value offerings and decreased commodity prices for proteins including ribs, beef and chicken. Restaurant labor was positively impacted by the implementation of team service, largely offset by higher restaurant management compensation and sales deleverage. Restaurant expenses decreased primarily due to favorable restaurant supply expenses, partially offset by sales deleverage compared to the prior year.

MAGGIANO’S first quarter revenues were $81.7 million and comparable restaurant sales increased 1.4 percent primarily driven by improved traffic. This increase represents the third consecutive quarterly increase. Restaurant operating margin decreased compared to the prior year primarily due to unfavorable restaurant labor and repairs and maintenance expense.

ROYALTY AND FRANCHISE revenues totaled $15.4 million for the quarter, an increase of 3.4 percent over the prior year. International franchise same restaurant sales increased 0.4 percent for the quarter while domestic franchise same restaurant sales decreased 5.8 percent for the same period. Since the first quarter of fiscal 2010, international and domestic franchisees have had net openings of 19 and 29 restaurants, respectively.

Other

General and administrative expense decreased $5.0 million for the quarter primarily due to decreased salary expense from lower headcount, increased income from transaction support services provided to On The Border and decreased stock-based compensation expense.

The effective income tax rate decreased to 20.4 percent in the current quarter as compared to 23.4 percent in the same quarter last year primarily due the resolution of certain tax positions which resulted in a positive impact to tax expense in the current quarter. Excluding the impact of special items, the effective income tax rate from continuing operations increased to 27.9 percent in the current quarter from 25.8 percent in the same quarter last year driven primarily by increased earnings.

Non-GAAP Reconciliation

The company believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

$ millions and $ per diluted share after-tax

	Q1 11	EPS Q1 11	Q1 10	EPS Q1 10
Income from Continuing Operations	21.4	0.21	10.3	0.10
Other (Gains) and Charges	1.9	0.02	1.8	0.02
Adjustment for Tax Items	(1.7)	(0.02)	—	—

Income from Continuing Operations before Special Items	21.6	0.21	12.1	0.12

“Our earnings growth and solid balance sheet give us the flexibility to invest in key initiatives, pay down debt, repurchase shares and deliver best in class retail dividends. We’re committed to this balanced approach to delivering long-term value to our shareholders,” said Guy Constant, Executive Vice President and Chief Financial Officer.

Guidance Policy

Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, and other key line items in the income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will be broadcast live on the Brinker website (www.brinker.com) at 9 a.m. CDT today (Oct. 27). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day Dec. 1, 2010.

Additional financial information, including statements of income which detail continuing operations excluding special items, franchise development and royalty fees, and comparable restaurant sales trends by brand, is also available on the Brinker Web site under the Financial Information section of the Investor tab.

Forward Calendar

•	SEC Form 10-Q for first quarter fiscal 2011 filing on or before Nov. 8, 2010; and

•	Second quarter earnings release, before market opens, Jan. 25, 2011.

About Brinker

Brinker, International Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1,555 restaurants under the names Chili’s® Grill & Bar (1,510 restaurants) and Maggiano’s Little Italy® (45 restaurants). Brinker also holds a minority investment in Romano’s Macaroni Grill®.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations and inflation.

BRINKER INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended
	Sept. 29, 2010	Sept. 23, 2009

Revenues	$654,893	$696,543
Operating Costs and Expenses:
Cost of sales	174,480	199,874
Restaurant labor (a)	217,146	231,249
Restaurant expenses	165,149	174,066
Depreciation and amortization	32,573	35,153
General and administrative	30,044	35,088
Other gains and charges (b)	3,120	2,909

Total operating costs and expenses	622,512	678,339

Operating income	32,381	18,204

Interest expense	7,196	6,948
Other, net	(1,734)	(2,155)

Income before provision for income taxes	26,919	13,411

Provision for income taxes	5,488	3,132

Income from continuing operations	21,431	10,279

Income from discontinued operations, net of taxes	—	5,488

Net Income Net income	$21,431	$15,767

Basic net income per share:
Income from continuing operations	$0.21	$0.10

Income from discontinued operations	—	$0.05

Net income per share	$0.21	$0.15

Diluted net income per share:
Income from continuing operations	$0.21	$0.10

Income from discontinued operations	—	$0.05

Net income per share	$0.21	$0.15

Basic weighted average shares outstanding	100,667	102,243

Diluted weighted average shares outstanding	101,556	103,016

(a)	Restaurant labor includes all compensation-related expenses, including benefits and incentive compensation, for restaurant employees at the general manager level and below. Labor-related expenses attributable to multi-restaurant (or above-restaurant) supervision is included in Restaurant expenses.
(b)	Current year other gains and charges primarily includes $2.8 million of severance costs.

Prior year other gains and charges primarily includes lease termination charges of $2.2 million.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Sept. 29, 2010	June 30, 2010
	(Unaudited)
ASSETS
Current assets	$357,339	$501,067
Net property and equipment (a)	1,104,478	1,129,077
Total other assets	222,408	221,960

Total assets	$1,684,225	$1,852,104

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current installments of long-term debt	$21,920	$16,866
Current liabilities	348,430	433,011
Long-term debt, less current installments	519,028	524,511
Other liabilities	148,961	148,968
Total shareholders’ equity	645,886	728,748

Total liabilities and shareholders’ equity	$1,684,225	$1,852,104

(a)	At Sept. 29, 2010, the company owned the land and buildings for 189 of the 871 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $145.4 million and $141.1 million, respectively.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Sept. 29, 2010	Sept. 23, 2009

Cash Flows From Operating Activities:
Net income	$21,431	$15,767
Income from discontinued operations, net of taxes	—	(5,488)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,573	35,153
Restructure charges and other impairments	3,007	2,841
Changes in assets and liabilities	(63,647)	7,017

Net cash provided by (used in) operating activities of continuing operations	(6,636)	55,290

Cash Flows from Investing Activities:
Payments for property and equipment	(15,628)	(11,266)
Proceeds from sale of assets	3,243	—
Decrease in restricted cash	—	(14)
Investment in equity method investee	(1,556)	—

Net cash used in investing activities of continuing operations	(13,941)	(11,280)

Cash Flows from Financing Activities:
Payments on long-term debt	(282)	(272)
Purchases of treasury stock	(94,536)	(2,819)
Proceeds from issuances of treasury stock	291	224
Payments of dividends	(14,557)	(11,882)
Excess tax benefits from stock-based compensation	106	117

Net cash used in financing activities of continuing operations	(108,978)	(14,632)

Cash Flows from Discontinued Operations:
Net cash provided by operating activities	—	11,162
Net cash used in investing activities	—	(862)

Net cash provided by discontinued operations	—	10,300

Net change in cash and cash equivalents	(129,555)	39,678
Cash and cash equivalents at beginning of period	344,624	94,156

Cash and cash equivalents at end of period	$215,069	$133,834

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	First Quarter Net Openings/(Closings) Fiscal 2011	Total Restaurants Sept. 29, 2010	Projected Openings Fiscal 2011

Company-Owned Restaurants:
Chili’s	—	827	—
Maggiano’s	—	44	—

	—	871	—

Franchise Restaurants:
Chili’s	2	468	10-13
International(a)	3	216	35-40

	5	684	45-53

Total Restaurants:
Chili’s	2	1,295	10-13
Maggiano’s	—	44	—
International	3	216	35-40

	5	1,555	45-53

(a)	At Sept. 29, 2010, international franchise restaurants by brand were 215 Chili’s and one Maggiano’s.

FOR ADDITIONAL INFORMATION, CONTACT:

MARIE PERRY

INVESTOR RELATIONS

(972) 770-1276

6820 LBJ FREEWAY

DALLAS, TEXAS 75240